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                                                                   Exhibit 10(p)






Daniel Gregoire
95 Maple Farm Road
Auburn, NH 03032



                              EMPLOYMENT AGREEMENT


         AGREEMENT dated as of September 1, 2000, by and between OXFORD HEALTH PLANS, INC. (the "Corporation"), having a principal office in Trumbull, Connecticut, and Daniel N. Gregoire (the "Employee") of Auburn, New Hampshire.

         WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions for the employment relationship of the Corporation and the Employee.

         Now, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Corporation and the Employee agree as follows:

         1. Employment. During the Term, defined below, the Employee shall be employed as Executive Vice President, General Counsel and Secretary of the Corporation and shall render services to the Corporation of the type customarily performed by persons serving in a similar executive officer capacity, subject to the powers by law vested in the Board and in the Corporation's stockholders. The Employee shall report to the Chief Executive Officer of the Corporation and shall perform such other related duties as the Chief Executive Officer of the Corporation may from time to time reasonably direct or request. The Employee shall devote substantially all of his working time to the performance of his duties hereunder. The Employee's place of Employment during the Term of this Agreement (as defined below) shall be at the Trumbull Connecticut office of the Corporation, provided that during the period December 31, 2000 to June 30, 2002 the Employee may work one day per week in Hooksett, New Hampshire. The Employee shall at times during the term hereof render services as described herein to the Corporation, which entity shall be the entity reporting to the Securities and Exchange Commission ("SEC) pursuant to the Securities Act of 1934 ("Exchange
Act).

         The Employee shall perform his duties and responsibilities under this Agreement faithfully, diligently and to the best of the Employee's ability, and in compliance with all applicable laws and the Corporation's Certificate of Incorporation and Bylaws, as they may be amended from time to time.


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         2. Term. The initial term of employment under this Agreement shall be for a period of four (4) years commencing on December 31, 2000 (the "Effective Date"); provided, however, that the term of this Agreement shall be extended automatically for additional two-year terms on the fourth anniversary of the Effective Date and on each anniversary thereafter, unless either the Corporation or the Employee gives written notice to the other of an intent not to extend the term not less than ninety (90) days in advance of such anniversary of the Effective Date. References herein to the "Term" shall refer both to such initial term and such successive terms. Upon a "Change in Control" (as defined in Section 7(a)) of the Corporation, the Term shall be extended to two (2) years from the date of such Change in Control, unless notice to terminate the Term has been properly provided prior to the date of such Change in Control, and such Change in Control date shall be treated as the Effective Date for purposes of renewals of this Agreement. The Term shall end upon the termination of the Employee's employment under this Agreement.

         Notwithstanding the Effective Date of December 31, 2000, during the period beginning on December 1, 2000 through December 30, 2000 (the "Initial Period"), the Employee shall be expected to devote substantially all of his working time to commencing his employment with the Corporation, provided that it is understood that employee may work up to one day per week in Hooksett, New Hampshire.

         3. Compensation. (a) Base Salary. The Corporation agrees to pay the Employee during the Initial Period and the Term an annual base salary of no less than $400,000 ("Base Salary"). The Base Salary shall be reviewed at least annually, during the Term, by the Compensation Committee of the Board (the "Committee") and the Employee shall receive such increases in Base Salary, if any, as the Committee in its absolute discretion may determine. Participation with respect to discretionary bonuses, retirement and other employee benefit plans and fringe benefits shall not reduce the Base Salary payable to the Employee under this Section 3. The Base Salary shall be payable to the Employee in equal installments in conformity with the Corporation's normal payroll practices for its senior officers, but no less frequently than monthly.

         (b) Annual Bonus. During the Term, the Employee shall be eligible to receive an annual performance bonus consistent with the Corporation's management incentive program, as recommended by the Chief Executive Officer of the Corporation and approved by the Committee and the Chairman of the Corporation; provided, however, that for each year during the Term, the Employee's bonus shall be at least $250,000 ("Minimum Bonus"). The bonus described in this
Section 3(b) shall be payable in a manner consistent with the payment of bonuses for other senior officers of the Corporation but in no event later than the end of the first quarter after the end of the fiscal year to which the bonus relates. For the period December 1, 2000 through December 30, 2000, the Employee shall be eligible to receive 1/12 of the bonus described in the first sentence of this Section 3 (b) or $20,833, whichever is greater; such bonus to be paid no later then the first quarter of 2001 when other executives bonuses are paid.


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         (c) Sign-on Bonus. As soon as practicable after commencement of employment, but in no event later than thirty (30) days from the Effective Date, and subject to the execution by the Employee of this Agreement and the Corporation's Confidentiality Agreement, the Corporation shall pay the Employee a sign-on bonus in the amount of $50,000. The Corporation shall pay the Employee an additional sign-on bonus in the amount of $100,000 upon purchase of the Connecticut Residence as described in Subsection (f) below.

         (d) Stock Options. Effective as of December 1, 2000, the Employee is hereby granted a nonqualified stock option (the "Option") to purchase 125,000 shares of the Corporation's common stock ("Common Stock") pursuant to the terms of the Option Agreement. These options will vest annually over the following four (4) year period, or such vesting schedule that may be more favorable as part of the corporation's 2001 executive stock option grant.

         (e) Reimbursement of Expenses. The Corporation will reimburse the Employee for all reasonable and documented business travel expenses during the Term, in accordance with the corporation's expense reimbursement policy as in effect from time to time. The Corporation shall also reimburse the Employee for certain professional expenses, including reimbursement of all bar fees and fees and expenses related to continuing legal education.

         (f) Relocation Expenses. In connection with commencement of employment with the Corporation, the Corporation shall provide the Employee, the following:
(1) a furnished corporate apartment in Connecticut provided at the Corporation's expense for a period ending on the earlier of the date of the purchase of a new home in Connecticut or September 1, 2001, (2) a housing allowance of $5,000 per month for a period beginning with the purchase of the Connecticut Residence and ending on June 30, 2002, (3) costs incurred in connection with the moving of Employee's personal property and household goods from the New Hampshire residence to the Connecticut Residence provided that (x) in the case of clause
(3) reimbursement shall be made only if the Employee uses the Corporation's relocation company services, and (y) in all events reimbursement shall be made only upon presentation of satisfactory receipts in accordance with the Corporation's normal business expenses reimbursement practices and procedures, and (4) the Employee shall be entitled to be reimbursed for round trip business class airline tickets every week for travel to and from New Hampshire for a period ending on June 30, 2002, and for one additional trip back to New Hampshire to close on the sale of his home, provided that if the Employee so chooses in any given week, in lieu of reimbursement for air travel, he shall be entitled to reimbursement for any travel by car and driver or travel with his own automobile. Except for the housing allowance in (2) above, the amount provided and reimbursed under this paragraph (f) shall be on a grossed-up basis such that after taking into account federal and state income taxes on such amounts, the net after tax recovery by the Employee equals the amount of expenses incurred.

         (g) Relocation Loan. As soon as practical after commencement of employment, but in no event later than the date of purchase of Employee's Connecticut


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residence, the Corporation shall lend to the Employee the sum of $200,000.00
(the "Loan"). The Loan shall be evidenced by a Promissory Note (the "Note") containing terms and in a form mutually acceptable to the Employee and the Corporation. Among other things, the Note will provide that: (1) the Loan shall bear the lowest interest rate permitted by federal law to avoid the imputation of income, (2) the Loan shall be repaid in one installment of principal, together with accrued interest, no later than three (3) years from the making of the loan by the Corporation and (3) the Loan plus accrued unpaid interest will be forgiven if the Employee is terminated without Cause or terminates his employment for Good Reason following a Change of Control. The Employee has the option of paying back the principal plus any accrued interest at any time.

         4. Withholding Obligation. The Corporation shall have the right to withhold from the compensation otherwise due to the Employee under this agreement any Federal income tax, Federal Insurance Contributions Act (FICA) tax, Federal Unemployment Tax Act (FUTA) tax, or other amounts required to be withheld from compensation from time to time under the Internal Revenue Code of 1986, as amended (the "Code"), or under any state or municipal laws or regulations.

         5. Fringe Benefits.

         (a) Vacation and Leave. During the Term, the Employee shall be entitled to an annual paid select time of twenty-three (23) days per year and seven (7) company paid holidays or such longer period as the Committee may approve. The Employee shall schedule the timing of paid vacations in a reasonable manner. The Employee shall also be entitled to such other leave, with or without compensation, as shall be mutually agreed upon by the Committee and the Employee.

         (b) Participation in Retirement and Employee Benefit Plans. During the Term, the Employee shall be entitled to participate, on a basis not less favorable than is applicable to other executive employees, in the Corporation's 1991 Stock Option Plan, annual incentive compensation plan, 1996 Equity Incentive Compensation Plan and any other plan of the Corporation or its subsidiaries relating to stock options, stock appreciation, stock purchases, pension, thrift, deferred compensation, profit sharing, group life insurance, medical coverage, education or other retirement or employee benefits that the Corporation may adopt from time to time for the benefit of its executive employees.

         (c) Other Benefits. During the Term, the Employee shall be entitled to participate in any other fringe benefits which are or may become applicable to the Corporation's executive employees (and on a basis that is not less favorable than is applicable to such employees), including the payment of reasonable expenses for attending annual and periodic meetings of trade associations, and any other benefits maintained by the Corporation from time to time which are commensurate with the duties and responsibilities to be performed by the Employee under this Agreement.


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         6. Termination of Employment. The Employee's employment hereunder may be terminated under the circumstances set forth in paragraphs (a) through (e) below:

         (a) Death. The Employee's employment hereunder shall terminate upon his death.

         (b) Disability. If, as a result of the Employee's incapacity due to physical or mental illness, the Employee shall have been absent from his duties hereunder on a full-time basis for the entire period of six (6) months in any twelve (12) month period, and within thirty (30) days after written Notice of Termination is given (which may occur before or after the end of such six (6) months period) shall not have returned to the performance of his duties hereunder on a full-time basis, the Corporation may terminate the Employee's employment hereunder for "Disability."

         (c) Cause. The Corporation may terminate the Employee's employment hereunder for Cause or without Cause. Prior to a Change in Control, termination for Cause shall mean termination because the Employee (i) engages in the following conduct in connection with his employment with the Corporation: personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, material breach of a restrictive covenant against competition, willful disclosure of material confidential information of the Corporation, consistent intentional failure to perform stated duties after notice, or (ii) willfully violates any law, rule, or regulation (other than traffic violations or similar offenses), which willful violation materially impacts the Employee's performance of his duties to the Corporation.

         (d) Good Reason. The Employee may terminate his employment hereunder with or without Good Reason; provided, however, that the employee agrees not to terminate his employment hereunder (other than for Good Reason or for retirement) during the ninety-day period following a Change in Control. Prior to a Change in Control, for purposes of this Agreement "Good Reason" shall mean the occurrence of the following without the Employee's written consent: (i) a material or adverse change by the Corporation of the Employee's role with the Corporation, a change in Employee's place of work, a removal from or failure to reappoint employee as Executive Vice President, General Counsel and Secretary to the Corporation or a material or adverse change in the nature and/or scope of the Employee's duties and responsibilities with the Corporation, in each case other that for Cause or Disability, (ii) a reduction in the Employee's Base Salary or bonus opportunity, in each case other than for Cause or Disability, or
(iii) any material breach by the Corporation of this Agreement. For purposes of this Agreement, "Good Reason" under clauses (i) and (ii) above shall not exist until after the Employee has given the Company written notice of the asserted basis for a "Good Reason" termination within 90 days of such event and the asserted basis for a "Good Reason" termination is not remedied within 30 days after receipt of such written notice; provided, however, that if the asserted basis for a "Good Reason" termination cannot reasonably be remedied within such 30-day period and the Corporation commences reasonable steps within such 30-day period to remedy such asserted basis and diligently continues such steps thereafter until a remedy is effected, such event shall not constitute "Good Reason",


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provided that such asserted basis is remedied within 60 days after receipt of such written notice.

         (e) Date of Termination. For purpose of this Agreement, "Date of Termination" means (1) the effective date on which the Employee's employment by the Corporation terminates as specified in a Notice of Termination by the Corporation or the Employee, as the case may be, or (2) if the Employee's employment terminates by reason of death, the date of death of the Employee. Notwithstanding the previous sentence, if the Employee's employment is terminated for Disability (as defined in Section 6(b)), then the Date of Termination shall be no earlier than thirty (30) days following the date on which a Notice of Termination is received.

         (f) Payment Upon Termination. Upon any termination of employment hereunder, the Corporation shall pay the Employee, within ten (10) days following his Date of Termination, a lump sum cash amount equal to the sum of
(i) the Employee's unpaid Base Salary through the Date of Termination, (ii) any bonus payments which have become payable (other than the deferred amounts), to the extent not theretofore paid, and (iii) any vacation pay owed with respect to accrued, but unused, vacation.

         (g) Termination Without Cause, For Good Reason or Upon Failure to Renew. In addition to the payments set forth in Section 6(f) hereof, in the event that the Employee's employment with the Corporation terminates before the second anniversary of the Effective Date either (1) prior to a Change in Control or (2) following the two year period immediately subsequent to a Change in Control (including as a result of a notice of a non-renewal of the Term by the Corporation provided during such two year period), in each case as a result of
(i) a termination by the Employee for Good Reason, (ii) a termination by the Corporation without Cause (other than for Disability) or (iii) notice by the Corporation of non-renewal of the Term, then the Corporation shall pay to the Employee an amount (the "Severance Amount") equal to two times the sum of: (i) the Base Salary earned by the Employee from the Corporation and its subsidiaries during the twelve-month period immediately preceding the Employee's Date of Termination plus (ii) the bonus provided for in Section 3(b) (determined without regard to any reduction that would give rise to Good Reason) (the "Recent Compensation"). The Severance Amount shall be paid over the course of two years in conformity with the Company's normal payroll practices for senior officers. The corporation shall also continue to provide for a period of two (2) years following the date of termination, health benefits for the Employee (and the Employee's dependants if applicable).

         (h) In the event that the Employee's employment with the Corporation terminates either (1) prior to a Change in Control or (2) following the two year period immediately subsequent to a Change in Control (including as a result of a notice of a non-renewal of the Term by the Corporation provided during such two year period), but following the second anniversary of the Effective Date as a result of the circumstances listed in (i), (ii) or (iii) above, the Severance Amount shall be equal to one times the Recent Compensation and shall be paid by the Corporation to the Employee over the course of one year in conformity with the Company's normal payroll practices for senior


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officers. The Corporation shall also continue to provide for a period of one (1)
year following the date of termination, health benefits for the Employee (and the Employee's dependants if applicable).

         7. Termination of Employment Following a Change in Control.

         (a) Change in Control Defined. For purposes of this Agreement, a "Change in Control" shall be deemed to have taken place if:

                  (i) any "person" (as defined below) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act")), directly or indirectly, of securities of the Corporation representing 30% or more of the total voting power represented by the Corporation's then outstanding voting securities;

                  (ii) a change in the composition of the Board of Directors of the Corporation occurs, as a result of which fewer than two-thirds (2/3) of the incumbent directors are directors who either (A) had been directors of the Corporation on the "look-back date" or (B) were elected, or nominated for election, to the Board of Directors of the Corporation with the affirmative votes of at least a majority of the directors who had been directors of the Corporation on the "look-back date" and who were still in office at the time of the election or nomination;

                  (iii) the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such a merger or consolidation; or

                  (iv) the stockholders of the Corporation approve (A) a plan of complete liquidation of the Corporation or (B) an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets.

For purpose of paragraph (a)(i), the term "person" shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act, but shall exclude
(1) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or of a parent or subsidiary of the Corporation or (2) a corporation owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of the common stock of the Corporation. For purposes of paragraph (a)(ii), the term "look-back date" shall mean the date twenty-four (24) months prior to the change in the composition of the Board. The term "Change in Control" shall not include either of the following events, if undertaken at the election of the Corporation:


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                  (x)      a transaction, the sole purpose of which is to change
                           the state of the Corporation's incorporation; or

                  (y) a transaction, the result of which is to sell all or substantially all of the assets of the Corporation to another corporation (the "surviving corporation"); provided that the voting power represented by the surviving corporation is owned directly or indirectly by the stockholders of the Corporation immediately following such transaction in substantially the same proportions as their ownership of the Corporation's Common Stock immediately preceding such transaction; and provided, further, that the surviving corporation expressly assumes this Agreement.

Notwithstanding anything to this Agreement to the contrary, if the Employee's employment terminates prior to a Change in Control, and the Employee reasonably demonstrates that such termination was at the request or suggestion of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a "Third Party"), then for all purposes of this Agreement, the date of a Change in Control shall mean the date immediately prior to the date of such termination of employment.

         (b) Cause. During the two-year period following a Change in Control, "Cause" shall mean (i) the willful and continued failure of the Employee to substantially perform his duties with the Corporation (other than any such failure resulting from the Employee's incapacity due to physical or mental illness or any such failure subsequent to the Employee being delivered a notice of termination without Cause by the Corporation or delivering a notice of termination for Good Reason to the Corporation) after a written demand for substantial performance is delivered to the Employee by the Board which specifically identifies the manner in which the Board believes that the Employee has not substantially performed the Employee's duties, or (ii) the willful engaging by the Employee in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Corporation or its subsidiaries. For purpose of this paragraph (b), no act or failure to act by the Employee shall be considered "willful" unless done or omitted to be done by the Employee in bad faith and without reasonable belief that the Employee's action or omission was in the best interests of the Corporation or its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board and based upon the advice of counsel for the Corporation, shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Corporation. Cause shall not exist unless and until the Corporation has delivered to the Employee a copy of a resolution duly adopted by two-thirds (2/3) of the entire Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clause (i) or (ii) has occurred and specifying the particulars thereof in detail. Following a Change in Control, the Corporation must notify the Employee of any


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event constituting Cause within ninety (90) days following the Corporation's knowledge of its existence or such event shall not constitute Cause under this Agreement.

         (c) Good Reason. During the two-year period following a Change in Control, "Good Reason" shall mean, without the Employee's express written consent, the occurrence of any of the following events:

         (1) The assignment to the Employee of any duties or responsibilities (including reporting responsibilities) inconsistent in any material and adverse respect with the Employee's duties and responsibilities with the Corporation immediately prior to such Change in Control (including any diminution of such duties or responsibilities); or (ii) a material and adverse change in the Employee's reporting responsibilities, titles or offices (other than membership on the Board) with the Corporation as in effect immediately prior to such Change in Control;

         (2) a reduction by the Corporation in the Employee's rate of annual Base Salary or annual target bonus opportunity (including any adverse change in the formula for such annual bonus target) as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

         (3) any requirement of the Corporation that the Employee (i) be based anywhere more than thirty (30) miles from the office where the Employee is located at the time of the Change in Control or (ii) travel on the Corporation's business to an extent substantially greater than the travel obligations of the Employee immediately prior to such Change in Control;

         (4) the failure of the Corporation to (i) continue in effect any employee benefit plan, compensation plan, welfare benefit plan or material fringe benefit plan in which the Employee is participating immediately prior to such Change in Control, or the taking of any action by the Corporation which would adversely affect the Employee's participation in or reduce the Employee's benefit under any such plan, unless the Employee is permitted to participate in other plans providing the Employee with substantially equivalent aggregate benefits (at substantially comparable cost with respect to welfare benefit plans), or (ii) provide the Employee with paid vacation in accordance with the most favorable plans, policies, programs and practices of the Corporation and its affiliated companies as in effect for the Employee immediately prior to such Change in Control;

         (5) the failure of the Corporation to obtain the assumption agreement from any successor as contemplated in Section 11(a) hereof; or

         (6)      any event that would constitute "Good Reason" under Section 6
                  (d).


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         (7)      if the employee does not continue as the Executive Vice
                  President, General Counsel and Secretary to the ultimate parent entity following a Change in Control which reports to the SEC pursuant to the Exchange Act.

Any event or condition described in Section 7(c)(1) through (4) or Section 7(c)(6) or Section 7(c)(7), which occurs prior to a Change in Control, but with respect to which the Employee is able to reasonably demonstrate was at the request of suggestion of a Third Party, shall constitute Good Reason following a Change in Control for purposes of this Agreement (as if a Change in Control had occurred immediately prior to the occurrence of such event or condition) notwithstanding that it occurred prior to the Change in Control. An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Corporation promptly after receipt of notice thereof given by the Employee shall not constitute Good Reason. The Employee's right to terminate employment for Good Reason shall not be affected by the Employee's incapacity due to mental or physical illness and the Employee's continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason. Following a Change in Control, the Employee must provide notice of termination of employment within ninety (90) days of the Employee's knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement.

         (d) In addition to the payments set forth in Section 6(f) above, in the event the Employee's employment with the Corporation terminates within two (2) years following a Change in Control either (i) by the Corporation without Cause (other than for Disability) or (ii) by the Employee for Good Reason, then the Corporation shall (1) pay to the Employee, within ten (10) days following the Employee's Date of Termination, a lump sum cash amount equal to two (2) times the sum of (i) the highest annual rate of Base Salary of the Employee during the three-year period immediately preceding the Employee's Date of Termination and
(ii) the highest annual bonus earned by the Employee in respect of the three (3) fiscal years of the Corporation immediately preceding the year in which the Employee's Date of termination occurs (provided that if the Employee has not been employed by the Corporation for such three year period) the greater of (x) the target annual bonus (without regard to any reduction that would rise to Good Reason) for the year in which the employee's Date of Termination occurs, (y) the amount otherwise determined under this clause (ii) with out regard to this parenthetical and (z) the Minimum Bonus, and (2) continue to provide, for a period of two (2) years following the Date of Termination, the Employee (and the Employee's dependents if applicable) with the same level of medical, dental, accident, disability, and life insurance benefits upon substantially the same terms and conditions (including cost of coverage to the Employee) as existed immediately prior to the Employee's Date of Termination (or, if more favorable to the Employee, as such benefits and terms and conditions existed immediately prior to the Change in Control); provided, that if the Employee cannot continue to participate in the Corporation plans providing such benefits, the Corporation shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted. Notwithstanding the foregoing, in the event the


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Employee becomes reemployed with another employer and becomes eligible to receive welfare benefits from such employer, the welfare benefits described herein shall be secondary to such benefits during the period of the Employee's eligibility, but only to the extent that the Corporation reimburses the Employee for any increased cost and provides any additional benefits necessary to give the Employee the benefits hereunder.

                  (a)(i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution, or any acceleration of vesting of any benefit or award, by the Corporation or its affiliated companies to or for the benefit of the Employee (whether paid or payable, distributed or distributable or accelerated or subject to acceleration pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7(e)) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all taxes imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, the Employee retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in the Employee's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to (A) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, (B) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (C) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in the Employee's adjusted gross income. The payment of a Gross-Up Payment under this Section 7(e) shall in no event be conditioned upon the Employee's termination of employment or the receipt of severance benefits under this Agreement.

         (ii) Subject to the provisions of Section 7(a)(i), all determinations required to be made under this Section 7(a), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the public accounting firm that is retained by the Corporation as of the date immediately prior to the Change in Control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Corporation and the Employee within fifteen (15) business days of the receipt of notice from the Corporation or the Employee that there has been a Payment, or such earlier time as is requested by the Corporation (collectively, the "Determination"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group


                                 11                                Confidential
effecting the Change in Control, the Employee may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Corporation and the Corporation shall enter into any agreement requested by the Accounting Firm in connection with the performance of its services hereunder. The Gross-Up Payment under this Section 7(a) with respect to any Payment shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on the Employee's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Corporation and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made ("Underpayment") or Gross-Up Payments are made by the Corporation which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that the Employee thereafter is required to make payment of any additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Corporation to or for the benefit of the Employee. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Employee for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by the Employee to or for the benefit of the Corporation. The Employee shall cooperate, to the extent his expenses are reimbursed by the Corporation, with any reasonable requests by the Corporation in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

8. Covenants Not to Compete; Confidentiality.

   (a) The Employee covenants that if he voluntarily terminates his employment with the Corporation prior to the end of the term of this Agreement, unless such termination either is approved by the Board or is within the two-year period following a Change in Control, he shall not, for a period of one (1) year following such Date of Termination:

        (1) engage or be interested, whether alone or together with or on behalf or through any other person, firm, association, trust, venture, or corporation, whether as sole proprietor, partner, shareholder, agent, officer, director, employee, adviser, consultant, trustee, beneficiary or otherwise, in any business principally and directly engaged in the operation of health maintenance organizations or the health insurance business or in the management of specialty medical care through case rate contracting; which business operates in a geographic area in which, at the time of such termination of employment, the Corporation is conducting business or plans to conduct business (a "competing business");


                                 12                                Confidential

                  (2) assist others in conducting any competing business;

                  (3) directly or indirectly recruit or induce or hire any person who is an employee of the Corporation or any of its subsidiaries, or solicit any of the Corporation's customers, clients or providers; or

                  (4) own any capital stock or any other securities of, or have any other direct or indirect interest in, any entity which owns or operates a competing business, other than the ownership of (i) less than five percent (5%) of any such entity whose stock is listed on a national securities exchange or traded in the over-the-counter market and which is not controlled by the Employee or any affiliate of the Employee or (ii) any limited partnership interest in such an entity.

                  Nothing contained in this section, however, shall prohibit the Employee from taking any of the actions set forth in clause (1), (2),
         (3) or (4) above if (i) the Employee's employment has been terminated other than for Cause, or (ii) the Employee has terminated employment for Good Reason.

                  (b) In the event that the Employee breaches or threatens to breach any of the terms of this Section 8, the Employee acknowledges that the Corporation's remedy at law would be inadequate and that the Corporation shall be entitled to an injunction restraining the Employee from committing or continuing such breach.

         9. Payment Obligation Absolute; No Mitigation. Except with respect to continued welfare benefits provided for under Section 7(d)), the Corporation's obligation to pay the Employee the compensation and other benefits provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against the Employee. All amounts payable by the Corporation hereunder shall be paid without notice or demand. The Corporation further agrees that the Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Employee by the Corporation pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement (except with respect to continued welfare benefits provided for under Section 7(d)), shall not be reduced by any compensation earned by the Employee in respect of any employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Employee to the Corporation, or otherwise.

         10.      Notice.

         (a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:


                                 13                                Confidential

                           If to the Employee:
                           Daniel Gregoire
                           95 Maple Farm Road
                           Auburn, NH 03032

                           If to the Corporation:
                           Oxford Health Plans
                           48 Monroe Turnpike
                           Trumbull, CT  06611
                           Attn: President

Or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         (b) A written notice (a "Notice of Termination") of the Employee's Date of Termination by the Corporation or the Employee, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated and (iii) specify the Date of Termination. The failure by the employee or the Corporation to set forth in such notice any particular fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Employee or the Corporation hereunder or preclude the Employee or the Corporation from asserting such fact or circumstance in enforcing the Employee's or the Corporation's rights hereunder.

         11. General Provisions.

         (a) No Assignments. This Agreement is personal to each of the parties hereto. Neither party may assign or delegate any of his or its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Corporation agrees that concurrently with any merger, consolidation or other transaction or sale of assets which would constitute a Change in Control hereunder, it will cause any successor or transferee unconditionally to assume all of the obligations of the Corporation hereunder. This Agreement shall insure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee shall die while any amounts would be payable to the Employee hereunder had the Employee continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Employee to receive such amounts or, if no person is so appointed, to the Employee's estate.

         (b) Governing Law. This Agreement shall be governed by the laws of the State of Connecticut as to all matters including, but not limited to, matters of validity, construction, effect and practice.


                                 14                                Confidential

         (c) Employment with Subsidiaries. Employment with the Corporation for purposes of this Agreement shall include employment with any subsidiary of the Corporation.

         (d) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

         (e) Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

         (f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

         (g) Indemnification of Employee. In the event the employment of the Employee is terminated by the Corporation without Cause or by the Employee for Good Reason hereof and the Corporation fails to make timely payment of the amounts then owed to the Employee under this Agreement, the Employee shall be entitled to indemnification for all reasonable costs (as such costs are incurred), including attorneys' fees and disbursements, incurred by the Employee in taking action to collect such amounts or otherwise to enforce this Agreement, plus interest on all such amounts at the annual rate of one percent above the prime rate (defined as the base rate on corporate loans at large U.S. money center commercial banks as published by the Wall Street Journal), compounded monthly, for the period from the time payment is due until payment is made to the Employee. The Employee shall also be entitled to interest (at the rate described in the immediately preceding sentence) on such reasonable costs incurred from the date the Employee delivers a receipt to the Corporation for such costs until the date they are reimbursed to the Employee. Such indemnification and interest shall be in addition to all rights to which the Employee is otherwise entitled under this Agreement.


         (h) Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the transactions contemplated hereby and supersedes all prior oral and written agreement, memoranda, understandings, and undertakings between the parties hereto relating to the subject matter hereof.


                                 15                                 Confidential

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                          OXFORD HEALTH PLANS, INC.

                                          By:


                                               /s/ NILS LOMMERIN
                                          -----------------------------
                                          Nils Lommerin
                                          EVP Operations & Corp. Services




Agreed & Accepted by:


/s/ DANIEL GREGOIRE
--------------------------------
Dan Gregoire


September 16, 2000
--------------------------------
Date:


                                       16                          Confidential

                      Amendment to Employment Agreement of
                                 Daniel Gregoire

         This Amendment to the Employment Agreement dated as of September 1, 2000 (the "Agreement") between Oxford Health Plans, Inc. ("Oxford") and Daniel Gregoire ("Employee") is entered as of the 30th day of October, 2000. The parties hereto agree Section 3(d) of the Agreement shall be replaced in its entirety with the following language:

         (h) "(d) Stock Options. Effective as of December 1, 2000, the Employee is hereby granted a nonqualified stock option (the "Option") to purchase 125,000 shares of the Corporation's common stock ("Common Stock") pursuant to the terms of the Option Agreement attached hereto as Exhibit A. These options will vest annually over the following four (4) year period, or such vesting schedule that may be more favorable as part of the Corporation's 2001 executive stock option grant. As promptly as practicable, and in any event prior to the first vesting date of the Option, the Corporation shall, at its expense, cause all shares subject to the Option to be registered under the Securities Act of 1933, as amended (the "Securities Act"), and registered or qualified under applicable state laws, to be freely resold. The Corporation shall maintain the effectiveness of such registration and qualifications for so long as the Employee holds the Option or owns the underlying shares of Common Stock or until such earlier dates as all such shares without such registration or qualification may be freely sold without any restrictions under the Securities Act. In connection with such registration and qualification, the Corporation will provide customary indemnification to the Employee and take such other actions as are customary in connection with such registration and qualification."


         IN WITNESS WHEREOF, the parties have executed this Amendment on the date first above written.


                                              Oxford Health Plans, Inc.

                                              By: /s/ NILS LOMMERIN
                                                  ---------------------
                                              /s/ DANIEL GREGOIRE
                                              -------------------------
                                              Daniel Gregoire

                                       17                          Confidential